                                                                      EXHIBIT 12


                 AMERITRUCK DISTRIBUTION CORP. AND SUBSIDIARIES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      (In thousands, except ratio amounts)
                                  (Unaudited)



                                                 Three Months Ended             Six Months Ended
                                                      June 30,                      June 30,
                                                 ------------------           --------------------
                                                 1998*          1997*         1998*          1997*
                                                 -----          -----         -----          -----
Earnings:
 Income (loss) before income taxes and
   extraordinary item                           $  9,456       $ (9,374)     $  2,813       $(12,294)
                                                --------       --------      --------       --------

Fixed charges:
 Interest expense and amortization of debt
  discount and premium on all indebtedness         5,721          4,778        11,755          9,272

 Portion of rent under long-term operating
  leases representative of an interest factor      1,451            718         2,880          1,401

 Redeemable preferred stock dividend
  requirements                                        25             23            80             23
                                                --------       --------      --------       --------
     Total fixed charges                           7,197          5,519        14,715         10,696
                                                --------       --------      --------       --------

Earnings (loss) before income taxes,
 extraordinary item and fixed charges           $ 16,653       $ (3,855)     $ 17,528       $ (1,598)
                                                ========       ========      ========       ========
Ratio of earnings to fixed charges /(1)/            2.31              -          1.19              -
                                                ========       ========      ========       ========

/(1)/ The Company's earnings were insufficient to cover fixed charges by $9,374 for the three month period ended June 30, 1997 and by $12,294 for the six month period ended June 30, 1997.

* Comparisons between periods are affected by acquisitions see Note 2 contained in the unaudited Notes to Consolidated Financial Statements.